Exhibit 5.1




August 16, 1999


SUGEN, Inc.
230 East Grand Avenue
South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SUGEN, Inc. (the "Company"), a Delaware corporation, of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 950,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which includes (i) up to 750,000 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan, as amended (the "Option Plan") and (ii) up to 200,000 shares of Common Stock pursuant to the Company's Employee Stock Purchase Plan, as amended (the "Purchase Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Option Plan, the Purchase Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:      /s/ Suzanne Sawochka Hooper
         ---------------------------
         Suzanne Sawochka Hooper



                                        7